Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-05987, 333-59941, 033-62887, 033-69306, 333-123232, 333-167587, 333-167588, 333-174015 of Michael Baker Corporation on Forms S-8 and Registration Statement No. 333-172055 of Michael Baker Corporation on Form S-3, of our report dated February 12, 2010, related to the financial statements of Stanley Baker Hill, LLC as of December 31, 2009 and for the year then ended, appearing in this Annual Report of Michael Baker Corporation and subsidiaries on Form 10-K for the year ended December 31, 2011, which report expressed an unqualified opinion.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

March 12, 2012